Exhibit 99.2

      PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette (314/877-7113) or
Matt Pudlowski (314/877-7091)

RALCORP HOLDINGS, INC. ANNOUNCES
NEW SHARE REPURCHASE AUTHORIZATION

St. Louis, MO, November 10, 2009 . . . Ralcorp Holdings, Inc. (NYSE: RAH) today announced that its Board of Directors has authorized the repurchase of up to seven million shares of the Company's common stock.  This authorization allows the Company to make purchases from time to time, as determined by management, at prevailing market prices.

“While we have completed over 20 acquisitions and repurchased 9.5 million shares over the past 12 years, we have also remained focused on maintaining a strong balance sheet as a key to our success.  Accordingly, we remain committed to maintaining our present credit ratings while we use our strong cash flows to drive long-term shareholder value,” said Scott Monette, Vice President and Treasurer.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.